CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Investment Funds:

We consent to the use of our report, dated June 12, 2018, with respect to the financial statements and financial highlights of Putnam Sustainable Future Fund, a series of Putnam Investment Fund included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firms and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
August 24, 2018